Exhibit 99.2

Coinstar, Inc. 2012 Third Quarter Earnings

October 25, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Coinstar, Inc. issued a press release today, October 25, 2012, announcing financial results for the 2012 third quarter and nine months ended September 30, 2012. These prepared remarks provide additional information related to the company’s 2012 third quarter operating and financial performance and 2012 fourth quarter and full year guidance.

Coinstar management will host a conference call today at 2 p.m. PDT to answer questions related to the company’s business performance, financial results and guidance.

The press release, prepared remarks and supplementary slides, and the webcast of the call are available on the Investor Relations section of Coinstar’s website at www.coinstarinc.com.

Safe Harbor for Forward-Looking Statements

Certain statements in these prepared remarks are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Coinstar, Inc.’s anticipated growth and future operating results, including 2012 fourth quarter and 2012 full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc. and Redbox, as well as from risks and uncertainties beyond Coinstar, Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	competition from other digital entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into a new business,

•	our limited ability to direct the management or policies of the new joint venture with Verizon Communications,

•	failure to receive the expected benefits of the NCR relationship,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	noteholders electing to convert our convertible notes,

•	the effective management of our content library,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	the ability to achieve the strategic and financial objectives for our entry into or expansion of new businesses,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar, Inc.’s expectations as of the date of these prepared remarks. Coinstar, Inc. undertakes no obligation to update the information provided herein.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 Third Quarter Earnings

October 25, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Use of Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations; and

•	Free cash flow from continuing operations.

These measures, the definitions of which are presented in Appendix A, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not control. Our non-core adjustments include i) deal fees primarily related to the NCR asset acquisition, ii) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control, and iii) a gain on the grant of a license to use certain Redbox trademarks to Redbox Instant™ by Verizon (“Non-Core Adjustments”). We believe investors should consider our core results because they are more indicative of our ongoing performance and trends and are more consistent with how management evaluates our operational results and trends.

Additional information and reconciliations of the non-GAAP financial measures are included in Appendix A.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 Third Quarter Earnings

October 25, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Summary Financial Results

A summary of Coinstar, Inc.’s consolidated results for the quarter ended September 30, 2012 follows:

Consolidated revenue	$537.6 million
Income from continuing operations	$36.8 million
Core adjusted EBITDA from continuing operations	$117.8 million
Diluted earnings per share from continuing operations	$1.14
Core diluted EPS from continuing operations	$1.26
Net cash flows from operating activities from continuing operations	$117.5 million
Free cash flow from continuing operations	$61.0 million

Highlights

Coinstar continued to grow in Q3, with consolidated revenue increasing 15.5% year over year to $537.6 million. Execution in the business drove core adjusted EBITDA from continuing operations of $117.8 million and core EPS of $1.26, including the negative pretax impact from the NCR acquisition of $8.7 million or $0.16 per fully diluted share. While continuing to invest in our businesses, we generated free cash flow of $61.0 million in the quarter, and also repurchased $59.0 million of our common stock.

In Q3, Coinstar was again recognized among Fortune Magazine’s “100 Fastest-Growing Companies” ranking 15th overall on the 2012 list and marking the third consecutive year that Coinstar has ranked in the top 100.

The third quarter posed a greater challenge than we anticipated as the Olympic impact served to drive lower physical, digital and theatrical viewership in the macro entertainment business generally, including for our Redbox business, where the weaker new release schedule and higher than expected Olympic viewership pressured rentals and revenue. Despite the headwinds, Redbox kiosks alone attracted 176.4 million rentals1 from nearly 39 million unique credit cards that generated $445.1 million in revenue2 and a gain of 9 share points in the physical rental market. Based on activity in October and the content available in Q4, we expect rentals and revenue per kiosk to be up sequentially in Q4.

[1]	Excludes NCR kiosk rentals
[2]	Excludes NCR kiosk revenue

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 Third Quarter Earnings

October 25, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Redbox is in a solid position for continued growth and we are excited about the future. First, our new Redbox President Anne Saunders is a dynamic leader who has already begun to leverage her success in consumer marketing, brand building and optimizing businesses to drive the next phase of growth at Redbox. Second, we have initiatives in place that will enable the Redbox brand to generate additional streams of revenue, including through Redbox Instant™ by Verizon and Redbox Tickets, which launched in pilot form in Philadelphia earlier this month. And third, we have strong confidence in the extended life of physical DVD rentals and their importance in the home entertainment ecosystem.

Consolidated Metrics

Total capital expenditures (CAPEX), on a cash paid basis, were $56.5 million and included the following components:

In Q3, Coinstar generated $61.0 million in free cash flow from continuing operations (FCF), bringing the year to date total to $178.5 million. Free cash flow will fluctuate quarter to quarter depending on the needs of the business and our kiosk deployments, but it is a good indicator of the power of the Coinstar automated retail model and the focus on operational excellence in our business.

Other consolidated metrics for Q3 include total net interest expense of $3.9 million, including $2.0 million of non-cash interest expense; and an effective tax rate for continuing operations of 35.4% for the quarter, lower than previous quarters due to U.S. Federal discrete adjustments that reduced our effective tax rate for this quarter only.

CSTR 2012 Q3 Capital Expenditures Q3 2012 Capital Expenditures* Redbox $39.7MM $33.6MM New $32.9MM for 3,900 net new Redbox kiosks, including approximately 200 in Canada, and approximately 2,200 NCR replacement kiosks $0.7MM for software, including costs related to Redbox Tickets™ and Redbox Instant™ $6.1MM Maintenance (including $0.3MM for facilities) Coin $6.9MM $5.8MM New $4.9MM for 76 net new kiosks and ongoing wireless upgrades to our network $0.9MM for software $1.1MM Maintenance (including $0.5MM for facilities) Corporate/Other $9.9MM $7.4MM for investments in our data centers, ERP system and corporate infrastructure $1.5MM for facilities $0.5MM for 37 New Ventures kiosks and $0.5MM software TOTAL $56.5MM *Capital expenditures presented on a cash paid basis © 2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 Third Quarter Earnings

October 25, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Our strong balance sheet includes over $308.5 million of cash and cash equivalents, of which $88.1 million relates to settling our accrued payable to our retailer partners in relation to our Coin kiosks.

We repurchased $59.0 million of Coinstar common stock representing approximately 1.16 million shares through a combination of the 10b5-1 plan implemented in August and other open market purchases. As of September 30, 2012, there was $209.6 million remaining under the Board’s stock repurchase authorization. We consider stock buybacks an important component of our capital allocation strategy and intend to be aggressive and opportunistic in purchasing our shares at the appropriate price levels going forward.

Coinstar common stock did not trade above $52.38, 130% of the conversion price of $40.29, for at least 20 trading days during the 30 consecutive days prior to the end of Q3. Therefore our Convertible Notes are not convertible and moved back to long term debt.

Redbox

In Q3, Redbox reported revenue growth of 17.9% to $459.5 million, including the NCR kiosks, compared with Q3 in 2011.

Redbox revenue, not including the NCR kiosks, grew 14.2% to $445.1 million despite the negative impact of several factors, including the release schedule and record Olympic viewership. Redbox results reflect: (See Rental and Revenue Reconciliation Charts below)

•

Total rentals of 176.4 million, down from 177.9 million in Q3 2011, which included the 5% to 8% decline related to the price increase implemented last year, in addition to the impact from the release schedule and the Olympics;

•	Net revenue per rental of $2.52, a 15.1% year over year increase driven by the price increase on standard definition discs and a higher mix of Blu-ray rentals;

•	The addition of 3,900 net new Redbox kiosks in Q3 and 8,000 year over year; and

•	Same store sales growth of 4.2%.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 Third Quarter Earnings

October 25, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Redbox Q3 operating results include activity related to the NCR kiosks. Segment operating income was $101.2 million and operating margin was 22.0%. Direct operating expense as a percent of revenue was 67.4%, down 2.3 percentage points from Q3 2011, primarily driven by the price increase implemented in October 2011 and continued process improvements. Gross margin was 63.5%, an increase of 4.4 percentage points, also reflecting the price increase as well as lower studio revenue share expense.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 Third Quarter Earnings

October 25, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Redbox continued to gain share in the physical rental market, increasing 9.4 percentage points to 44.1% compared with Q3 last year, extending its lead over both online/by mail and brick and mortar chains.

Factors Impacting Rentals

When we issued Q3 guidance, we expected several known market factors to contribute to a weaker quarter than in previous years:

1.	The primary factor was 23% fewer new theatrical titles which equated to a 34% reduction in units of product going into the kiosks compared with Q3 2011. There were three major $100 million and over titles released in Q3 that accounted for over 46% of Redbox box office for the quarter: Safe House, The Hunger Games and The Lorax. In fact, Q3 2012 represented the longest continuous period of low levels of new theatrical product in Redbox history since the Bejing Olympics in 2008.

2.	The Olympics, which ran from July 27 to August 12, were expected to compete for viewers’ attention. Consequently, studios pulled back on releases beginning in late July to avoid the Olympic window, resulting in 4 weeks with 2 new releases, 3 weeks with 1 new release and 2 with no new releases, equating to 9 weeks of very low new content availability.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 Third Quarter Earnings

October 25, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

3.	And finally, September typically has lower seasonality due to factors such as back-to-school, new fall TV programming, and the start of the professional and college football seasons.

The magnitude and compounded impact of these market dynamics were stronger than anticipated.

Availability of New Theatrical Content

The historic low level of theatrical product impacted Redbox customer traffic and frequency of visits, which depressed overall rental performance at a greater rate than expected. There was a clear impact from our most frequent customers as they moved out of their typical rental cycles and rented less frequently.

Furthermore, with few notable exceptions such as The Hunger Games, the theatrical releases in Q3 experienced much softer customer demand than expected. We attribute this in part to the lack of a steady stream of new content, which has historically impacted traffic, compounded by Olympic entertainment that captivated consumers. As customers began to return to the kiosk after the Olympics, there were few compelling new titles for them to rent. As the flow of new titles increased, we saw rental activity begin to shift from primarily high box office titles to a more normal spread across all titles.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 Third Quarter Earnings

October 25, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Summer Olympics

The 2012 Summer Olympics broke viewership records going back to 1976, temporarily shifting customers away from the home entertainment market and in turn, from Redbox.

Nielsen Entertainment TV ratings reported that during the three weeks of the Olympics approximately 10 million households more per week tuned into NBC compared with the same period in 2011. SNL Kagan reported that NBC’s per night viewership was up 12% versus Beijing in 2008. NBC’s viewership gains in large part came at the expense of the other primetime networks, theatrical box office, and the home entertainment market. ABC, CBS, and Fox average weekly viewership during the Olympics was down by 32% compared with the same period in 2011 and theatrical box office was down by 44.2%. Comparatively, Redbox experienced a 19.5% average weekly rental decrease during the Olympics compared with rentals in the same period last year. Additionally, the Olympics had especially strong viewership in the age 18-34 audience, a key demographic for Redbox, representing 43% of our customers (Sources: Nielsen Entertainment, NPD).

Digital rental channels that focus on new releases experienced a decline in Q3 compared with a year ago, and at a much steeper rate than Redbox. Digital rental channels TV VOD and iVOD, which were up in Q2 compared with the prior year, were down in Q3 by 2% and 12%, respectively, compared with 2011. This is further evidence that customers temporarily shifted away from the newer release channels as a result of weaker title strength in Q3. Comparatively, Redbox experienced a more modest decline of 1% in rental units in Q3 compared with last year.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 Third Quarter Earnings

October 25, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Seasonality

As we mentioned, historically we have seen rental activity decrease in September due to back-to-school activities, new fall TV programming, and the start of the professional and college football seasons. The headwinds that we typically face in the September period were intensified by the weak August lead-in. For example, two of the largest box office titles came into the kiosk in late August just as our lower rental seasonality came into play. While The Hunger Games rented well, it did not generate the halo effect for other titles we expected.

We expect that as our kiosk installations moderate and the majority of our kiosks reach the later stages of their ramp, we will be more susceptible to impacts of the release schedule and therefore see greater seasonality in the DVD rental business. We also believe that continuing to extend the Redbox brand and utilization of the kiosks with new products, such as Redbox Instant by Verizon and Redbox Tickets, will help mitigate some of the seasonality impact.

Redbox Well Positioned for Further Growth

As we’ve highlighted, we believe that many of the market factors impacting our Q3 performance were unique to this quarter and do not represent weakness in the physical rental market.

1.	Despite the Q3 market factors and the price increase last year, total Redbox rental volume is up 8.4% year to date versus a year ago.

2.	Customers responded favorably to strong titles in Q3 when they were available, as seen with the performance of The Hunger Games in Q3.

3.	Redbox also continued to grow Blu-ray, with the format representing nearly 9% of rental volume and generating 10.5% of Redbox revenue in Q3. The Hunger Games is also strong evidence of Redbox customer demand for Blu-ray since it set a record for the fastest title to a million Blu-ray rentals, reaching that milestone in only 23 days.

4.	Video games also performed well in Q3, representing approximately 3.2% of Redbox revenue and beating our expectations on several Q3 releases including Sleeping Dogs, Borderlands 2, and Madden 2013.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 Third Quarter Earnings

October 25, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

On a broader scale, the Entertainment Merchants Association (EMA), which draws data from several sources, foresees a strong future for physical media with growth in physical rental spending over the next four years. According to a recent EMA report, physical home entertainment remained the dominant form of home entertainment in 2011, with physical media consumption representing $4 out of every $5 spent of overall industry revenue. While Rentrak reports revenue from DVD and Blu-ray discs fell 3.4% in 2011, affected by the closure of over 3,600 brick and mortar stores and the shift to lower cost providers, DEG reports rental revenue at kiosks grew 31% over the same time period. EMA also cited physical rental spending bottoming out in 2012 at $5.5 billion as more brick and mortar stores close and then moderately growing during the period from 2013 – 2016. These reports are consistent with our internal analysis of the DVD rental market.

We expect the return of stronger product and holiday seasonality in Q4 to improve Redbox performance and position us well for 2013. Redbox Q4 box office (including Warner) is expected to be up 10.1% compared with Q4 2011 and will be aided by the new multi-year agreement that we announced today with Warner Bros. that will provide Redbox consumers with access to titles 28 days after their retail release date beginning in 2013. This is further evidence that one of the forerunners in digital distribution of their content still believes in physical and demonstrates the success we had in workaround. We are pleased that we will now have access to the desired quantity of Warner movies on Redbox release date at attractive prices.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 Third Quarter Earnings

October 25, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Progress with NCR Kiosk Replacements

Our swap-out of the former NCR kiosks at Safeway and Publix is ahead of schedule and NCR kiosks in those locations will be completely converted to Redbox kiosks by October 31. At the end of Q3, we had approximately 3,200 NCR kiosks remaining active, 2,200 converted to Redbox kiosks, and 800 permanently removed. The acquired NCR kiosks active and operating during Q3 generated $14.5 million in revenue and an operating loss of $8.7 million, or $0.16 per diluted share. The revenue was lower than we expected as customers shifted away from renting at these kiosks. We incurred approximately $1.8 million in cash expenses in Q3 related to deinstalling the NCR kiosks, including kiosk removal and shipping, and service cancellations.

New Redbox kiosks at Safeway and Publix performed as we expected in Q3. In fact we saw new customer rates at Publix of 40%, which is well above what we typically see with a new Redbox installation. We expect these kiosks to respond well to the stronger product in Q4.

New kiosks in the dollar channel have also performed well in 2012. This will be a strategic channel for Redbox for the remainder of 2012 and in 2013 as it enables us to install kiosks in many of our less dense areas.

We have a number of marketing programs that we are executing on in Q4 to drive customer traffic and incremental rentals at the kiosk. Several national marketing programs that launched in Q3 continued into Q4, including campaigns with McDonald’s Monopoly and Bank of America that included a national TV presence as a component. We have been celebrating Redbox’s 10-year anniversary with our consumers with a number of touchpoints across our 44 million email addresses, 4.7 million Facebook followers and 3.7 million SMS subscribers.

The continuing strength in our core business, and the initiatives we are executing on – including Redbox Tickets, Redbox Instant by Verizon, and Canada – have us excited about our growth in 2013 and beyond.

Redbox Tickets

We are pleased with the launch of Redbox Tickets, which we began piloting in Philadelphia at the beginning of the month and expect to roll out to Los Angeles early next year. Redbox Tickets adds yet another new product under the Redbox entertainment umbrella by extending the value and convenience to local live events and attractions with a compelling offering and a differentiated business model. The Redbox Tickets platform enables events to market and sell tickets via Redbox kiosks and Redbox.com where consumers pay only a $1 service fee per ticket. Redbox bears no inventory risk and keeps the $1 fee and a percentage of the selling price of each ticket. Early performance has been promising, although securing partnerships and quality inventory will be essential to long-term success.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 Third Quarter Earnings

October 25, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Redbox Instant by Verizon

As has been reported, Redbox Instant by Verizon is acquiring content for their service on a per-subscriber basis, which is different than models used by most competitors. A significant amount of content has been secured in this manner from various parties. This is an advantage for the JV as it limits the risk profile of the joint venture, specifically the capital required to fund content. It is also good for our studio and content partners as it enables them to participate in the tremendous growth expected in this part of the industry.

While Redbox Instant by Verizon has not announced all of the content that will be available when we move to public beta and launch, we jointly announced today that it will include SVOD content from Warner Bros.

We expect the JV to announce details of additional partners as well as pricing for the product as we approach public launch.

Redbox Instant by Verizon has completed the alpha trial with 500 employees and is currently in a beta trial that will expand to thousands more Coinstar and Verizon employees over the coming weeks. We will open the beta to the public later this year.

We expect Redbox Instant by Verizon will expand the Redbox customer base and further contribute to our core physical rental business. In addition, we expect the subscription model will offset some of the revenue volatility Redbox experiences due to its dependence on title strength and the new release schedule.

Canada

Redbox is expanding into Canada and has established new pilot agreements with leading Canadian retailers including Loblaw’s and Shoppers Drug Mart in addition to existing partners Walmart, Safeway, & Mac’s. At the end of Q3 Redbox installations in Canada stood at 270. The rollout has gone somewhat slower than we originally anticipated due to the site selection and permitting process, and the lower number of installs impacted revenue in Q3. However, we continue to be extremely bullish on this expansion, especially as we prepare to enter additional provinces. We expect to end 2012 with between 300 and 500 kiosks in place and consider the overall market opportunity in Canada to be in the range of 2,000 to 2,500 kiosks.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 Third Quarter Earnings

October 25, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Coin

In Q3, Coin revenue grew 2.8% year over year to $77.6 million. The primary factors were growth in our kiosk base, and an increase in coin-to-prepaid products transactions, which typically average higher dollar amounts per transaction than coin to voucher. These factors resulted in an average transaction size of $39.10, an increase of $0.60. Transactions were up 1.4% to over 20.6 million, driven by the increase in the number of kiosks. This was offset by continued weaker consumer transactions, primarily in the U.K., which led to an overall decline in same store sales of 0.8% in Q3. The U.K. continues to be a challenging market, given the ongoing weak economic conditions that negatively impact consumer retail spending, which in turn pressures Coin transactions.

Coin segment operating income was $27.9 million, relatively flat compared with last year. Direct operating expenses increased 7.5% primarily due to higher revenue share expense attributable to increases in revenue plus higher rates associated with long-term contract renewals; higher coin processing expense also driven by increased revenues; higher kiosk telecommunication expenses related to investments in real time connectivity across the network; higher allocated expenses from the shared services sales function; and a one-time write-off of certain internal use software. The increase in direct operating expense was partially offset by decreases in marketing due to lower advertising spend, and research and development due to higher capitalization of certain expenses related to software development. As a result, segment operating margin at 36.0% was down slightly from Q3 last year, but up 1.2 percentage points sequentially and remains in line with our expectations for the rest of the year.

New Ventures

Our New Ventures segment generated $0.4 million in revenue and reported a segment operating loss of $6.5 million.

Increases in marketing, R&D and direct operating expenses reflect our continued investment to support the launch of our Rubi coffee kiosks, the design and software development of new kiosks for our other concepts, and increased headcount and shared services expenses to support growth.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 Third Quarter Earnings

October 25, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

We are pleased with the performance of the Rubi coffee kiosks we have in market and continue to see a high level of interest from retailers. While we made progress in the rollout process during the third quarter, our plans for the Rubi rollout have shifted out a few months as finalizing the production kiosk has taken longer than we anticipated and our deployment schedule is constrained by the holidays, when we typically install fewer kiosks to avoid disrupting our retailers during their busiest time of the year. We expect the rollout will begin in Q4 and accelerate as we enter 2013, and overall we expect a few thousand Rubi installations in 2013.

2012 Guidance

The release schedule and strength of titles continue to be key factors impacting our revenue expectations for Redbox and in turn for the company. As a reminder, major blockbusters do drive traffic to the kiosk but are generally not top titles for Redbox as more consumers see these movies at the theater or purchase the DVDs.

The release schedule in Q4 has an estimated total box office of $3.5 billion, including 40 titles with a box office greater than or equal to $5 million, of which 5 are workaround titles. Q4 2012 has $290 million higher box office than Q4 2011, with 30% of the total box office driven by two titles: The Avengers, a workaround title at $623 million; and The Dark Knight Rises at $446 million. For comparison, the highest box office title in Q4 2011 was Harry Potter & the Deathly Hallows Part 2 at $381 million box office. The Q4 schedule includes 9 titles over $100 million, 6 of which are less than $250 million, compared with 12 titles in this range last year. The breakdown for Redbox kiosks by month is:

•	13 in October with total box office of approximately $1.4 billion largely driven by The Avengers. That’s My Boy should be another strong rental title for us in October.

•

14 in November with box office of approximately $1.2 billion with a nice mix of genre including action titles, The Amazing Spider Man and The Expendables; comedies, The Campaign and Men In Black 3; and family films, Brave and Arthur Christmas.

•	13 in December with box office of approximately $900 million, with only one title over $100 million in box office, The Dark Knight Rises. Other strong rental titles include Total Recall and The Watch.

As we moved into Q4, the seasonality we experienced in September carried into October, as consumers are filling some of their movie watching hours with fall television premieres, the NFL, MLB Playoffs and the Presidential debates. We expect rental activity to increase in November with improved seasonality and a steady flow of strong releases each week with a nice mix of genre. We also expect an increase in Blu-ray penetration this quarter driven by strong action titles as well as holiday sales of Blu-ray players and game consoles. We expect Blu-ray rentals to represent approximately 11% to 13% of revenue in Q4.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 Third Quarter Earnings

October 25, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Given the holiday season, video game releases are also more robust than in Q3, with 20 titles expected, including 12 in October, 7 in November and 1 in December. We expect video game rentals to represent approximately 4% to 6% of revenue in Q4.

We expect depreciation to be in line with Q3 levels as we complete our 2012 Redbox installations, recognize accelerated deprecation for the NCR kiosks, and capitalize software and infrastructure projects.

Our guidance for the 2012 fourth quarter and full year includes certain cash costs related to deinstalling the NCR kiosks, primarily kiosk removal and shipping. For Q4 those costs are approximately $1.4 million, which is lower than we previously guided as we are capitalizing, not expensing a portion of those costs. For Q4, we expect the impact of the operating results of the NCR kiosks on core diluted EPS from continuing operations to be approximately $9.7 million or $0.19 per diluted share.

We expect to replace between 400 and 500 and remove between 700 and 800 NCR kiosks in Q4, ending the year with between 1,900 and 2,100 NCR kiosks still operating. When we give guidance for 2013, we will indicate how many of those kiosks we expect to replace in the first half of 2013.

The ongoing impact of several factors behind our Q3 results have been included in our guidance, beginning with lower than expected Redbox Q3 revenue that immediately affected our revenue expectations for the year. We recognize that frequency of visits, disrupted by the lack of content and the record Olympics in Q3, will take time to return to normal patterns. To increase traffic and frequency of rentals, we are planning to purchase more content than we normally would in a typical fourth quarter, giving us higher copy depth in the kiosks for certain titles. This will pressure margins and EPS in Q4, but we expect the additional content will help accelerate a return to more normal rental trends.

We have also adjusted for the poor performance of NCR kiosks and our plans to accelerate deinstallations. And finally, we have taken into consideration fewer kiosks in place in Canada due to the slower than expected rollout in Q3 and the constraints of installing during retailers’ busiest season.

Non-core adjustments net of tax for the full year 2012 include:

•	Advisor fees of approximately $2 million related to the NCR agreement that closed on June 22, 2012

•	One-time gain in Q1 of approximately $12 million related to the license of the Redbox trademark to Redbox Instant by Verizon

•	Our share of the start-up losses of Redbox Instant by Verizon of approximately $14 million to $16 million

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 Third Quarter Earnings

October 25, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

2012 Q4 Guidance

In Q4 same store sales comps for our Redbox business will be pressured as we begin to lap the price increase implemented a year ago and we work on increasing the rental frequency of our consumers. We expect same store sales growth in the same range as Q3, but do not consider this the new norm. The NCR kiosks are not included in comps since we will not have been operating them for at least 13 months.

Non-core adjustments net of tax for Q4 are expected to include:

•	Our share of the start-up losses of Redbox Instant by Verizon of approximately $5 million to $7 million

Summary

We believe the investments we are making in our core businesses and New Ventures will drive continued growth. We have great confidence in the future of our Redbox business, with physical rentals recognized as an important option for consumers and a key source of revenue for content providers. We are excited by our initiatives that will extend the Redbox brand – Redbox Tickets and Redbox Instant by Verizon. And we are very pleased with our partnership with Warner Bros. that will provide access to content to Redbox and Redbox Instant by Verizon customers.

We are in a strong financial position, able to invest in our business and act on initiatives that will drive growth at the top and bottom lines, generate strong cash flows, buy back our shares, and provide great returns to shareholders.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 Third Quarter Earnings

October 25, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

APPENDIX A

Use of Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations; and

•	Free cash flow from continuing operations.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not control. Our non-core adjustments include i) deal fees primarily related to the NCR asset acquisition, ii) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control, and iii) a gain on the grant of a license to use certain Redbox trademarks to Redbox Instant™ by Verizon (“Non-Core Adjustments”). We believe investors should consider our core results because they are more indicative of our ongoing performance and trends and are more consistent with how management evaluates our operational results and trends.

Core Adjusted EBITDA from Continuing Operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA from continuing operations to income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in thousands	2012	2011	2012	2011
Income from continuing operations	$36,774	$37,126	$127,345	$83,429
Depreciation, amortization and other	52,489	38,839	136,909	108,973
Interest expense, net	3,892	5,416	11,033	18,878
Income taxes	20,161	22,544	80,608	51,915
Share-based payments expense (benefit)(1)	(1,586)	869	13,144	9,362

Adjusted EBITDA from continuing operations	111,730	104,794	369,039	272,557
Non-core adjustments:
Deal fees	20	265	3,235	481
Loss from equity method investments	6,021	272	15,406	880
Gain on formation of Redbox Instant™ by Verizon	—	—	(19,500)	—

Core Adjusted EBITDA from continuing operations	$117,771	$105,331	$368,180	$273,918

(1) Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.

Coinstar, Inc. 2012 Third Quarter Earnings

October 25, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Core Diluted EPS from Continuing Operations

Our non-GAAP financial measure core diluted EPS from continuing operations is defined as diluted earnings per share from continuing operations excluding Non-Core Adjustments, net of applicable taxes.

A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Diluted EPS from continuing operations	$1.14	$1.18	$3.90	$2.61
Non-core adjustments, net of tax:(1)
Deal fees	—	0.01	0.06	0.01
Loss from equity method investments	0.12	0.01	0.29	0.02
Gain on formation of Redbox Instant™ by Verizon	—	—	(0.37)	—

Core diluted EPS from continuing operations	$1.26	$1.20	$3.88	$2.64

(1) Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

Free Cash Flow from Continuing Operations

Our non-GAAP financial measure free cash flow from continuing operations is defined as net cash provided by operating activities from continuing operations after capital expenditures. We believe free cash flow from continuing operations is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. The table below provides a reconciliation of net cash provided by operating activities from continuing operations, the most comparable GAAP financial measure, to free cash flow from continuing operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in thousands	2012	2011	2012	2011
Net cash provided by operating activities	$117,473	$89,779	$311,694	$261,639
Purchase of property and equipment	(56,480)	(46,902)	(133,181)	(134,779)

Free cash flow from continuing operations	$60,993	$42,877	$178,513	$126,860

©2012 Coinstar, Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Coinstar, Inc.